EXHIBIT 99.1

VALUECLICK COMPLETES ACQUISITION OF COMMISSION JUNCTION

Acquisition Creates the Largest Affiliate Marketing Technology and Services Provider

WESTLAKE VILLAGE, CA – December 8, 2003 – ValueClick, Inc. (Nasdaq: VCLK), the single-source provider of digital marketing media, technology and services across all major online marketing channels, today reported the successful completion of its acquisition of Commission Junction, Inc. which was initially announced on October 10, 2003. As previously announced, ValueClick will combine Commission Junction with its Be Free affiliate marketing subsidiary.

Affiliate marketing has been identified by the National Retail Federation’s Shop.org as one of the most effective methods of enabling online retail commerce, a $95 billion industry that is expected to grow to approximately $230 billion by 2008. (Source: Forrester Research, August 2003). Today’s announcement establishes ValueClick as the largest provider of technology and services to support this growing channel.

In addition to being the largest provider of affiliate marketing technology and services, the combined Be Free and Commission Junction division offers a full suite of search marketing services, including site optimization, paid inclusion and keyword management. Search engine marketing is also a significant growth industry, and is generally placed alongside affiliate marketing as the two most cost-effective methods to generate qualified leads and online sales. Search engine marketing is forecasted to expand from $1.6 billion in 2003 to $4.3 billion in 2008 (Source: Jupiter Research, August 2003).

Under the terms of the agreement, ValueClick has acquired all the outstanding equity interest in Commission Junction for approximately 3.0 million shares of ValueClick common stock, approximately 1.2 million options to acquire ValueClick common stock, and approximately $26.1 million in cash. Based on unaudited financial statements, for the nine-month period ending September 30, 2003, Commission Junction generated revenue of approximately $17.1 million, income before taxes of approximately $1.7 million, and depreciation and amortization expense of approximately $1.6 million. As of September 30, 2003 Commission Junction’s balance sheet consisted of working capital of $11.4 million, including $21.1 million in cash and marketable securities, total assets of $25.9 million, and no long-term debt.

Jeff Pullen Named General Manager of Be Free/Commission Junction Subsidiary

Jeff Pullen, president and chief executive officer of Commission Junction, has been named as the general manager of the combined Be Free/Commission Junction subsidiary and will report directly to ValueClick chief executive officer James Zarley. A certified public accountant and former partner in the Financial Advisory Services practice of Coopers & Lybrand, Mr. Pullen is a seasoned industry executive with extensive senior financial and operations management experience in online commerce and traditional businesses. In addition to his role with Commission Junction, Mr. Pullen has held chief financial officer and senior executive operations positions and Internet exchange companies such as ChemConnect, Inc. and IMEX Exchange, Inc.

“I am excited to become part of ValueClick and to lead the combined Be Free and Commission Junction business, which is now the clear leader in its space,” said Jeff Pullen, general manager of ValueClick’s Be Free/Commission Junction businesses. “I am impressed with the wealth of talent in the combined teams and with how quickly and collaboratively they have come together to begin the integration plans. I am confident that this combination will allow us to extend our market leadership, and to continue to provide the high level of service that has made us the largest provider in this market.”

“We have had great respect for Commission Junction over the years, and we are excited to welcome them into the ValueClick family,” said James Zarley, chairman and chief executive officer of ValueClick. “This acquisition fits extremely well with our current product and service portfolio, and will enable us to continue to deliver results that bring success to our customers and partners, and translate into strong financial performance for our investors. I look forward to working closely with Jeff to realize the synergies between Be Free and Commission Junction, and to continuing the integration of these services with our other offerings to provide advertisers with a single source for their online marketing needs.”

About ValueClick

ValueClick, Inc. (Nasdaq: VCLK) is the single-source provider of media, technology and related services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, through our four business units:

•                  ValueClick Media (media.valueclick.com) provides a wide range of online marketing solutions – including Web Marketing, Email Marketing, Lead Generation Marketing and Pay-Per-Click Search Marketing – to create awareness, build brands, deliver targeted visitors, generate leads, drive sales, and grow customer relationships.

•                  Be Free/Commission Junction (www.befree.com, www.cj.com) provides measurable, ROI-focused technology and services to help marketers increase online leads and sales, utilizing Affiliate Marketing, Search Marketing, and Automated Merchandising.

•                  Mediaplex (www.mediaplex.com) provides technology and services that help advertisers, agencies and website publishers manage their online advertising and permission-based email campaigns.

•                  AdWare (www.adware.com) provides software and services that help advertising agencies and other companies operate their businesses more efficiently, through effective agency management, media management, and content management.

For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including its Annual Report on

Form 10-K filed on March 28, 2003, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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